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                                                                    EXHIBIT 4.6

                                 LOAN AGREEMENT


         THIS AGREEMENT made on March 29, 1996, by and between SUNINCO, INC., a Florida corporation ("Borrower"), NORTHERN TRUST BANK OF FLORIDA, N.A. ("Lender"), and SUN HYDRAULICS CORPORATION, a Florida corporation
("Guarantor").

                             W I T N E S S E T H :

         WHEREAS, Borrower has requested Lender to modify an existing loan outstanding from Borrower to Lender in the current principal amount of $1,692,194.38, and to make an additional advance to Borrower in the amount of $782,805.62, for a total consolidated loan amount of $2,475,000.00 ("Loan"), and Lender is willing to modify the Loan on the conditions herein and in other Loan Documents, and

         WHEREAS, the Loan is evidenced by a consolidated promissory note of even date herewith ("Note") and secured by a real estate mortgage ("Mortgage") encumbering property located in Sarasota County, Florida, which is described on Exhibit "A" attached hereto ("Property"), and

         WHEREAS, the Loan is guaranteed by Guarantor pursuant to a continuing guaranty agreement of even date herewith ("Guaranty"),

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained and the agreement by Lender to modify the Loan, the parties hereto agree as follows:

         1. REPRESENTATIONS AND WARRANTIES. To induce Lender to modify the Loan, Borrower and Guarantor make the following representations and warranties:

                 A. The financial information furnished to Lender is complete and accurate and neither Borrower nor Guarantor have any undisclosed direct or contingent liability.

                 B. Borrower is a duly organized corporation, existing and in good standing under the laws of the State of Florida, has corporate power to carry on the business in which it is engaged, and the obtaining and performing of the Loan has been duly authorized by all necessary actions of the board of directors and shareholders of the corporation under applicable law, and do not and will not violate any provisions of law or any of its organizational documents.

                 C. Guarantor is a duly organized corporation, existing and in good standing under the laws of the State of Florida, has corporate power to carry on the business in which it is engaged, and the obtaining and performing of the Loan has been duly authorized by all necessary actions of the board of directors and shareholders of the corporation under applicable law, and do not
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and will not violate any provisions of law or any of its organizational documents.

                 D. The obtaining and performing of the Loan do not and will not result in a breach of, constitute a default under, require any consent under, or result in the creation of any lien, charge, or encumbrance upon any property of Borrower or Guarantor pursuant to any instrument, order, or other agreement to which Borrower or Guarantor is a party or by which Borrower, Guarantor, any of their officers as such, or any of their respective properties are bound.
                 E. There are no judgments, liens, encumbrances, or other security interests outstanding against Borrower, Guarantor, or any of their respective properties other than those disclosed to Lender in connection with Borrower's request for the Loan.

                 F. Neither Borrower nor Guarantor has incurred any debts, liabilities, or obligations and has not committed itself to incur any debts, liabilities, or obligations other than those disclosed to Lender in connection with Borrower's request for the Loan or shown on the financial statements submitted to Lender.

                 G. There are no actions, suits or proceedings pending or, threatened against or affecting Borrower, Guarantor, the Property, or involving the validity or enforceability of the Mortgage or the priority of the liens thereof, at law or in equity, or before or by any governmental authorities, and neither Borrower nor Guarantor is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

         2.      AFFIRMATIVE COVENANTS OF BORROWER. Borrower will:

                 A. Preserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Borrower or against Borrower's property before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

                 B. Furnish to Lender (i) within 90 days after the close of each fiscal year an annual profit and loss statement and balance sheet on Borrower reviewed by an independent certified public accountant who is satisfactory to Lender; and (ii) such other information reflecting the financial condition of Borrower as Lender may request from time to time.

                 C. Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by companies engaged in businesses similar to that of Borrower. Borrower will also exhibit or deliver

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such policies of insurance to Lender upon request of Lender and provide appropriate loss payable or mortgagee clauses in the insurance policies in favor of Lender, as its interest may appear, when requested by Lender.

                 D. Maintain executive personnel and management reasonably satisfactory to Lender.

                 E. Permit any representative or agent of Lender to examine and audit any or all of Borrower's books and records when requested by Lender.

                 F. Inform Lender immediately of any material adverse change in the financial condition of Borrower. Borrower will also promptly inform Lender of any litigation or threatened litigation which might substantially affect Borrower's financial condition.

                 G. Maintain Borrower's property and equipment in a state of good repair.

         3.      AFFIRMATIVE COVENANTS OF GUARANTOR. Guarantor will:

                 A. Preserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Guarantor or against Guarantor's property before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

                 B. Furnish to Lender (i) within 90 days after the close of each fiscal year an annual consolidated profit and loss statement and balance sheet on Guarantor audited by an independent certified public accountant who is satisfactory to Lender, and consolidated financial statements prepared by Guarantor; (ii) within 30 days after filing each year, an executed copy of Guarantor's Federal income tax return, and if any extensions have been filed, copies of each Extension Notice shall be furnished to Lender within 30 days of filing; and (iii) such other information reflecting the financial condition of Guarantor as Lender may request from time to time.

                 C. Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by companies engaged in businesses similar to that of Guarantor. Guarantor will also exhibit or deliver such policies of insurance to Lender upon request of Lender and provide appropriate loss payable or mortgagee clauses in the insurance policies in favor of Lender, as its interest may appear, when requested by Lender.





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                 D.       Maintain executive personnel and management
reasonably satisfactory to Lender.

                 E. Permit any representative or agent of Lender to examine and audit any or all of Guarantor's books and records when requested by Lender.

                 F. Inform Lender immediately of any material adverse change in the financial condition of Guarantor. Guarantor will also promptly inform Lender of any litigation or threatened litigation which might substantially affect Guarantor's financial condition.

                 G. Maintain Guarantor's property and equipment in a state of good repair.

                 H. Maintain Guarantor's net working capital ("Net Working Capital") in an amount not less than $1,300,000.00 and a current ratio ("Current Ratio") of not less than 1.2:1.0 at all times during the term of this Agreement. For the purposes of this Agreement, Net Working Capital shall mean the excess of Guarantor's current assets over current liabilities, which shall be determined in accordance with generally accepted accounting principles as consistently applied in the preparation of Guarantor's previous financial statements, and Current Ratio shall mean the quotient of current assets divided by current liabilities.

                 I. Maintain Guarantor's tangible net worth ("Tangible Net Worth") in an amount not less than $9,000,000.00 for fiscal year 1996, but increasing the minimum level of Guarantor's Tangible Net Worth to the following levels as of December 31, for each of the following fiscal years: (i) $11,000,000 minimum Tangible Net Worth by December 31, 1996; (ii) $10,875,000 minimum Tangible Net Worth by December 31, 1997 [Lender acknowledges that this is a decrease over the previous fiscal year minimum level]; (iii) $12,775,000 minimum Tangible Net Worth by December 31, 1998; (iv) $13,270,000 minimum Tangible Net Worth by December 31, 1999; and (v) $16,875,000 for fiscal years 2000 through 2006, inclusive. For the purposes of this Agreement, Tangible Net Worth shall mean (i) the aggregate amount of assets shown on the balance sheet of Guarantor at any particular date (but excluding from such assets capitalized organization and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts due from officers, directors, stockholders and affiliates, and such other assets as are properly classified "intangible assets" under generally accepted accounting principles) less (ii) liabilities at such date, all computed in accordance with generally accepted accounting principles applied on a consistent basis.

                 J. Maintain Guarantor's ratio of total liabilities to equity throughout the term of the Loan at a maximum of 2.5:1.





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                 K.       Maintain Guarantor's fixed asset coverage throughout
the term of the Loan at a minimum of 2.25:1.0. For purposes of this Agreement, the term "Fixed Asset Coverage" shall be computed as follows: Earnings before interest and taxes, plus depreciation, all divided by interest expense plus current maturities of long term debt and capitalized leases.

                 L. Maintain Guarantor's debt service coverage ("Debt Service Coverage") ratio throughout the term of the Loan at a minimum of 1.45:1 on a calendar year basis for all operations of the Guarantor, computed as follows: net profits plus interest, plus depreciation, all divided by interest plus current maturities of long term debt and capitalized leases.

         4. NEGATIVE COVENANTS OF BORROWER. Borrower will not, without prior written consent of Lender:

                 A. Assign, mortgage, pledge, encumber, grant any security interest in, or transfer any of Borrower's assets, whether now owned or hereafter acquired, except in the ordinary course of Borrower's business.

                 B. Enter into any merger or consolidation, or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

                 C.       Change the name in which it does business.

                 D. Move its principal place of business without giving written notice thereof to Lender at least 30 days prior thereto.

                 E.       Incur any new debt whether secured or unsecured.

                 F. Make any loans or advances to any stockholder of Borrower.

                 G. Execute any guarantees or assumptions of any debt, or endorse any obligation.

                 H.       Enter into any asset sale/leaseback arrangement.

                 I. Cause or permit any change in management of Borrower's operations.

         5. NEGATIVE COVENANTS OF GUARANTOR. Guarantor will not, without prior written consent of Lender:

                 A. Assign, mortgage, pledge, encumber, grant any security interest in, or transfer any of Guarantor's assets, whether now owned or hereafter acquired, except in the ordinary course of Guarantor's business.





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                 B.       Enter into any merger or consolidation, or sell,
lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

                 C.       Change the name in which it does business.

                 D. Move its principal place of business without giving written notice thereof to Lender at least 30 days prior thereto.

                 E.       Incur any new debt whether secured or unsecured.

                 F. Make any loans or advances to any stockholder of Guarantor; except that Guarantor may make annual distributions to its stockholders which do not exceed the total of all Federal income tax liability of the individual shareholders of Guarantor which is the direct result of the pass-through of gains or losses from Guarantor to the shareholders, plus $500,000.00.

                 G. Cause or permit Guarantor's capital expenditures to exceed $5,000,000.00 per year.

                 H. Execute any guarantees or assumptions of any debt, or endorse any obligation; except, however, that Guarantor may guarantee up to a maximum of $8,000,000.00 of debt incurred by non-U.S. affiliates of Guarantor.

                 I.       Enter into any asset sale/leaseback arrangement.

                 J. Cause or permit any change in management of Guarantor's operations.

         6. EVENTS OF DEFAULT. The Lender shall have the option to declare the entire unpaid balance due on the Loan without notice of any kind,if any of the following events occur:

                 A. Any payment of principal or interest on the Loan is not made when due.

                 B. Any other default occurs under the Note, Mortgage, this Agreement or any other document executed by Borrower and Guarantor in connection with the Loan.

                 C. Any provision of the Note, Mortgage, this Agreement, or any other document executed or furnished in connection with the Loan, proves to be untrue or misleading in any material respect.

                 D. Any warranty, representation, or statement made or furnished the Lender by Borrower and/or Guarantor in connection with the Loan and this Agreement (including any warranty, representation, or statement in the Borrower's and Guarantor's financial statement(s)) or to induce the Lender to extend the Loan, is untrue or misleading in any material respect.





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                 E.       Any default occurs under any agreement now or
hereafter existing between Borrower and/or Guarantor and another financial institution which default is not corrected within the cure period provided in such agreement, if any.

                 F. Any voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership, or similar proceeding is commenced by or against Borrower and/or Guarantor under any federal or state law, or Borrower or Guarantor makes any assignment for the benefit of creditors.

                 G. Any substantial part of the inventory, equipment, or other property of the Borrower or Guarantor, real or personal, tangible or intangible, is damaged or destroyed and the damage or destruction is not covered by collectible insurance.

                 H. Borrower or Guarantor defaults in the payment of any principal or interest on any obligation to Lender or any other creditor.

                 I. Borrower or Guarantor suffers or permits any lien, encumbrance, or security interest to arise or attach to any of their respective properties, or any judgment is entered against Borrower or Guarantor that is not satisfied or appealed within 30 days.

         7. REMEDIES UPON DEFAULT. Upon the occurrence, or the discovery by Lender of the occurrence, of any of the foregoing events, circumstances, or conditions of default, Lender shall have, in addition to its option to accelerate to maturity the full unpaid balance of the Loan, all of the rights and remedies under applicable law, and in addition shall have the following specific rights and remedies:

                 A. To exercise Lender's right of set-off against any account, fund, or property of any kind, tangible or intangible, belonging to Borrower or Guarantor which shall be in Lender's possession or under its control.

                 B. To cure such defaults, with the result that all costs and expenses incurred or paid by Lender in effecting such cure shall be additional charges on the Loan, shall bear interest at the highest rate permitted by law, and shall be payable upon demand.

         8. ATTORNEYS' FEES AND COSTS. Borrower and Guarantor promise and agree to pay all costs of collection and attorneys' fees, including fees for appellate proceedings, bankruptcy proceedings or otherwise, incurred or paid by Lender in enforcing this Agreement or preserving any right or interest of Lender hereunder.





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         9.      WAIVER. No failure or delay on the part of Lender in
exercising any power or right hereunder, and no failure of Lender to give Borrower or Guarantor notice of a default hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or any instrument executed pursuant hereto or consent to any departure by Borrower or Guarantor from this Agreement or such instrument shall in any event be effective unless the same shall be in writing, and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which given.

         10. BENEFIT. This Agreement shall be binding upon and inure to the benefit of Borrower, Guarantor and Lender and their respective successors and assigns. Lender may assign this Agreement in whole or in part. Neither Borrower nor Guarantor may assign this Agreement or its obligations hereunder without Lender's written consent.

         11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, and any litigation arising out of or relating to this Agreement or the Loan shall be commenced and conducted in the courts of the State of Florida or in the federal courts of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement on the day and year first above written.

SUNINCO, INC., a Florida                   NORTHERN TRUST BANK OF FLORIDA,
corporation                                N.A.


By: /s/ Clyde G. Nixon                     By: /s/ Terence E. McGannon
    ------------------------------             ---------------------------
    Clyde G. Nixon                             Terence E. McGannon
    As its President                           As its Vice President

         BORROWER                                           LENDER


SUN HYDRAULICS CORPORATION,
a Florida corporation


By: /s/ Clyde G. Nixon
    -----------------------------
    Clyde G. Nixon
    As its President

         GUARANTOR





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